Exhibit 99.2

Howard Bancorp, Inc. Completes $25 Million Subordinated Debt Offering

BALTIMORE--(BUSINESS WIRE)--December 6, 2018--Howard Bancorp, Inc. (the “Company”) (Nasdaq: HBMD), the parent company of Howard Bank, today announced the completion of an offering of $25 million in aggregate principal amount of fixed-to-floating rate subordinated notes due December 6, 2028 (the “Notes”), to certain institutional accredited investors. The Company intends to use the net proceeds of the offering for general corporate purposes.

“We are pleased to announce the successful completion of our subordinated debt offering and that we were able to consummate this transaction under favorable terms. It allows us to further strengthen our capital position, diversify our sources of capital and position us for continued growth in assets. We remain committed to the Greater Baltimore business community,” said Mary Ann Scully, Chairman and Chief Executive Officer of the Company.

The Notes have been structured to qualify initially as Tier 2 capital for the Company for regulatory capital purposes. The Notes will initially bear interest at a rate of 6.00% per annum from and including December 6, 2018, to but excluding December 6, 2023, with interest during this period payable semi-annually in arrears. From and including December 6, 2023, to but excluding the maturity date or early redemption date, the interest rate will reset quarterly to an annual floating rate equal to three-month LIBOR, plus 302 basis points, with interest during this period payable quarterly in arrears. The Notes are redeemable by the Company at its option, in whole or in part, on or after December 6, 2023.

Egan Jones Ratings Company, a nationally recognized statistical rating organization, assigned the Notes an investment grade rating of BBB.

Keefe, Bruyette & Woods, A Stifel Company, served as sole placement agent for the offering. Baker, Donelson, Bearman, Caldwell & Berkowitz, a professional corporation, served as legal counsel to the Company and Covington & Burling LLP served as legal counsel to the placement agent.

The offer and sale of the Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release is for informational purposes only and shall not constitute an offer to sell, or the solicitation of an offer to buy, any security, nor shall there by any sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The indebtedness evidenced by the Notes is not a deposit and is not insured by the Federal Deposit Insurance Corporation or any other government agency or fund.

About Howard Bancorp, Inc.

Howard Bancorp, Inc. is the parent company of Howard Bank, a Maryland-chartered trust company operating as a commercial bank. Headquartered in Baltimore City, Maryland, Howard Bank operates a general commercial banking business through its 21 branches located throughout the Greater Baltimore Metropolitan Area. It had consolidated assets of approximately $2.2 billion at September 30, 2018. Additional information about Howard Bancorp, Inc. and Howard Bank are available on its website at www.howardbank.com.

CONTACT:
George C. Coffman, E.V.P. & Chief Financial Officer
Howard Bancorp, Inc.
1-410-750-0020
Gcoffman@howardbank.com
www.howardbank.com